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                                  PERKINS COIE
                A Law Partnership Including Professional Corporations
            1201 Third Avenue, 40th Floor - Seattle, Washington 98101-3099
                   Telephone: (206) 583-8888 Facsimile: (206) 583-8500

                                  May 15, 1995


Puget Sound Power & Light Company
One Bellevue Center Bldg.
411 108th Avenue NE
Bellevue, Washington  98004-5515

     RE:  PUGET POWER CONSERVATION GRANTOR TRUST 1995-1

Ladies and Gentlemen:

     We have acted as counsel to Puget Sound Power & Light Company in connection with the purchase, ownership and disposition of loan certificates (the "Certificates") to be issued by the Puget Power Conservation Grantor Trust 1995-1 (the "Trust"), as described in the Prospectus that is a part of the Registration Statement on Form S-1 (File No. 33-87784) filed with the Securities and Exchange Commission with respect to the Certificates. You have asked for our opinion regarding the material U.S. federal income tax consequences resulting from the purchase, ownership, and disposition of the Certificates. Capitalized terms not defined herein have the meanings give them in the Prospectus.

     In writing this opinion, we examined the Prospectus, the Pooling and Servicing Agreement, the documents described and referred to in the Prospectus and such other documents as we deemed relevant.

     We have relied on the validity of said documents and on the accuracy and completeness of the facts, circumstances and conclusions set forth therein and refer to or summarized in this opinion or in the Prospectus.

     Based upon the foregoing, and subject to the limitations set forth in the Prospectus, we believe that the section of the Prospectus entitled "Federal Income Tax Consequences" and the portion of the Prospectus Summary entitled "Tax Status" addresses all material tax issues involved in the acquisition of the Certificates and reflects accurately our opinion as to the matters discussed therein.

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Puget Sound Power & Light Company
May 15, 1995
Page 2


     Please note that we are opining only as to the matters expressly set forth herein and in the section of the Prospectus entitled "Federal Income Tax Consequences" and the portion of the Prospectus Summary entitled "Tax Status." Although we have addressed all material tax issues associated with an investment in the Certificates, no opinions should be inferred as to any other matters or as to the tax treatment of the transactions referred to herein under the provisions of any section of the Code or Treasury Regulations not specifically covered herein that may also be applicable to this transaction. Also our opinion is based on the Code and Treasury Regulations as n effect on the date hereof. And we can give no assurance that the conclusions reached herein will not be altered by future legislation or judicial or administrative changes. Further, we caution that our opinion is not binding on the Internal Revenue Service or the courts.

                                             Very truly yours,



                                             PERKINS COIE